Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of BioRestorative Therapies, Inc. (the “Company”) on Form S-8 (File Nos. 333-196299, 333-203310, 333-210555, 333-214621, 333-228434 and 333-233309) and on Form S-1 (File No. 333-231079) of our report dated March 17, 2021 with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2019 and for the year then ended, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2019.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
March 17, 2021